Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES PRICES PRIVATE OFFERING OF ADDITIONAL SENIOR NOTES
MIDLAND, Texas — June 8, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that it has priced an upsized private offering of $200 million of Senior Notes due 2019, which will bear interest at a rate of 7.750% per annum, increased from the previously announced amount of $175 million. The notes are being offered as additional notes under the indenture pursuant to which Basic issued $275 million aggregate principal amount of notes on February 15, 2011. These notes are identical to and will be treated together with the previously issued notes as a single class of debt securities under the indenture governing the notes and will trade as a single class. The notes are being sold at 101.000% of their face amount, plus accrued interest from February 15, 2011. Basic expects to close the sale of the notes on June 13, 2011, subject to the satisfaction of customary closing conditions. Basic intends to use the net proceeds from the offering to fund the $180 million purchase price for the previously announced Maverick Companies Acquisition and for general corporate purposes. In the event that the Maverick Companies Acquisition is not consummated, we will use a substantial portion of the net proceeds of this offering to redeem a portion of our 7.125% Senior Notes due 2016. Pending such uses, the estimated net proceeds from this offering will increase our cash and cash equivalents, and we may use such net proceeds for general corporate purposes.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic’s filings with the Securities and Exchange Commission.
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